EXHIBIT 99.1

Quanex Building Products Announces First Quarter 2025 Results and Reaffirms Full Year 2025 Guidance

Margin Expansion Realized on Consolidated Basis
Results Lifted by Contribution from Tyman Acquisition
Realization of Cost Synergies from Tyman Acquisition Progressing Well
$65 Million of Debt Repaid Since Closing Tyman Acquisition

HOUSTON, March 10, 2025 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced its results for the three months ended January 31, 2025.

The Company reported the following selected financial results:

	Three Months Ended January 31,
($ in millions, except per share data)	2025	2024
Net Sales	$400.0	$239.2
Gross Margin	$92.3	$51.4
Gross Margin %	23.1%	21.5%
Net (Loss) Income	($14.9)	$6.2
Diluted EPS	($0.32)	$0.19

Adjusted Net Income	$9.0	$8.4
Adjusted Diluted EPS	$0.19	$0.25
Adjusted EBITDA	$38.5	$19.3
Adjusted EBITDA Margin %	9.6%	8.1%

Cash (Used For) Provided by Operating Activities	($12.5)	$3.9
Free Cash Flow	($24.1)	($5.7)

(See Non-GAAP Terminology Definitions and Disclaimers section, Non-GAAP Financial Measure Disclosure table, Selected Segment Data table and reconciliation tables for additional information)

George Wilson, Chairman, President and Chief Executive Officer, stated, “The first quarter of 2025 was a very busy time for Quanex internally and I would like to thank all my Quanex teammates for their continuous efforts as we navigate through the process of integrating legacy Quanex with legacy Tyman. The integration gained speed and traction during the quarter, and we remain confident in our ability to deliver on the $30 million cost synergy target. Volume came in as expected during the first quarter, and we were pleased with the margin expansion and the overall impact of the cost synergies we have realized to date. On a consolidated basis, results for the first quarter were again lifted by the contribution from the Tyman acquisition and we achieved margin expansion. Our continued focus on cash flow and managing working capital enabled us to repay approximately $12 million in debt during the first quarter of 2025, or approximately $65 million since closing the acquisition on August 1, 2024.

“Looking ahead, despite the soft macro backdrop, we continue to expect an improvement in demand as we enter the spring selling season and through the summer. Longer-term we also expect to benefit from the unwinding of pent-up demand as consumer confidence improves. Our near-term priorities are staying focused on the Tyman integration, capturing the targeted synergies, and generating cash flow to pay down debt.”

First Quarter Results Summary

Quanex reported net sales of $400.0 million during the three months ended January 31, 2025, which represents an increase of 67.3% compared to $239.2 million for the same period of 2024. The increase reflects the contribution from the Tyman acquisition that closed on August 1, 2024. Excluding the contribution from Tyman, net sales would have declined by 6.2% for the first quarter of 2025, mostly due to lower volume. The Company reported a decrease in net sales of 9.2% for the first quarter of 2025 in its North American Fenestration segment. In its North American Cabinet Components segment, Quanex reported an increase of 1.6% in net sales for the first quarter of 2025. Excluding foreign exchange impact, net sales were essentially flat in its European Fenestration segment. In addition, Quanex reported net sales of $175.7 million related to contributions from the Tyman acquisition during the first quarter of 2025. (See Sales Analysis table for additional information)

The increase in adjusted earnings for the three months ended January 31, 2025 was mostly attributable to the contribution from the Tyman acquisition combined with the realization of costs synergies.

Balance Sheet & Liquidity Update

The Company borrowed $770 million ($500 Term Loan A and $270 on Senior Secured Revolving Credit Facility) to acquire Tyman on August 1, 2024 and has repaid $65 million of debt since closing. As of January 31, 2025, the Company had total debt of $764.3 million and Quanex’s leverage ratio of Net Debt to LTM Adjusted EBITDA improved slightly to 3.6x. As of January 31, 2025, the Company’s LTM Net Income was $11.9 million and LTM Adjusted EBITDA was $201.7 million (See Non-GAAP Terminology Definitions and Disclaimers section, Net Debt Reconciliation table and Last Twelve Months Adjusted EBITDA Reconciliation table for additional information)

The leverage ratio for Quanex’s quarterly debt covenant compliance (“Debt Covenant Leverage Ratio”) for its lenders was 2.2x as of January 31, 2025. The Debt Covenant Leverage Ratio calculation is defined in the Company’s Amendment No. 1 to its Second Amended and Restated Credit Agreement, which was filed with the SEC on June 12, 2024. In general, the main difference is that the Debt Covenant Leverage Ratio excludes real-estate leases that are considered “finance” leases under U.S. GAAP and is calculated on a proforma basis to include Adjusted EBITDA from the Tyman acquisition, $30 million of EBITDA for the synergy target related to the acquisition and only cash from domestic subsidiaries. The Debt Covenant Leverage Ratio would be 2.1x if calculated using the cash and cash equivalents amount on the balance sheet as of January 31, 2024.

Quanex’s liquidity was $301.5 million as of January 31, 2025, consisting of $50.0 million in cash on hand plus availability under its Senior Secured Revolving Credit Facility due 2029, less letters of credit outstanding.

Share Repurchases

Quanex’s Board authorized a $75 million share repurchase program in December of 2021. Repurchases under this program will be made in open market transactions or privately negotiated transactions, subject to market conditions, applicable legal requirements, and other relevant factors. The Company repurchased 150,000 shares of common stock for approximately $3.7 million at an average price of $24.66 per share during the three months ended January 31, 2025. As of January 31, 2025, approximately $59.1 million remained under the existing share repurchase authorization.

Outlook

Mr. Wilson commented, “We issued official guidance for 2025 as part of our Investor Day held at the New York Stock Exchange on February 6, 2025. Based on our results year-to-date, combined with our operational execution, recent demand trends and conversations with our customers, we are reaffirming our guidance for fiscal 2025. On a consolidated basis for fiscal 2025, we continue to estimate that we will generate net sales of approximately $1.84 billion to $1.86 billion, which we expect will yield Adjusted EBITDA* of $270 million to $280 million.

“Our capital allocation priorities continue to be paying down debt, evaluating growth opportunities and opportunistically buying back our stock. In addition, the finance and accounting teams are logging long hours working hard in conjunction with our external auditors on re-segmenting the business, so we will report in the new operating segments as soon as practical.”

*When Quanex provides expectations for Adjusted EBITDA on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures is generally not available without unreasonable effort. Certain items required for such a reconciliation are outside of the Company’s control and/or cannot be reasonably predicted or estimated, such as the provision for income taxes related to net income.

Conference Call and Webcast Information

The Company has also scheduled a conference call for Tuesday, March 11, 2025 at 11:00 a.m. ET (10:00 a.m. CT) to discuss the release. A link to the live audio webcast will be available on Quanex’s website at http://www.quanex.com in the Investors section under Presentations & Events.

Participants can pre-register for the conference call using the following link:
https://register.vevent.com/register/BIafe91a1501e44eaaadfb84ddc0982237

Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, it is recommended that participants dial into the conference call ten minutes ahead of the scheduled start time. A replay will be available for a limited time on the Company’s website at http://www.quanex.com in the Investors section under Presentations & Events.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, solar, refrigeration, custom mixing, building access and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Non-GAAP Terminology Definitions and Disclaimers

Adjusted Net Income (defined as net income further adjusted to exclude amortization of step-up for purchase price adjustments on inventory, transaction, advisory fees and reorganization costs, restructuring charges related to severance and disposal of software, amortization expense related to intangible assets, pension settlement refund and other net adjustments related to foreign currency transaction gain/loss and effective tax rates reflecting impacts of adjustments on a with and without basis) and Adjusted EPS are non-GAAP financial measures that Quanex believes provide a consistent basis for comparison between periods and more accurately reflects operational performance, as they are not influenced by certain income or expense items not affecting ongoing operations. EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net), Adjusted EBITDA and LTM Adjusted EBITDA (defined as EBITDA further adjusted to exclude purchase price accounting inventory step-ups, transaction costs, certain severance charges, gain/loss on the sale of certain fixed assets, restructuring charges and asset impairment charges) are non-GAAP financial measures that the Company uses to measure operational performance and assist with financial decision-making.  Net Debt is defined as total debt (outstanding balance on the revolving credit facility plus financial lease obligations) less cash and cash equivalents. The leverage ratio of Net Debt to LTM Adjusted EBITDA is a financial measure that the Company believes is useful to investors and financial analysts in evaluating Quanex’s leverage. In addition, with certain limited adjustments, this leverage ratio is the basis for a key covenant in the Company’s credit agreement.

Free Cash Flow is a non-GAAP measure calculated using cash provided by operating activities less capital expenditures. Quanex uses the Free Cash Flow metric to measure operational and cash management performance and assist with financial decision-making.   Free Cash Flow is measured before application of certain contractual commitments (including capital lease obligations), and accordingly is not a true measure of the Company’s residual cash flow available for discretionary expenditures. Quanex believes Free Cash Flow is useful to investors in understanding and evaluating the Company’s financial and cash management performance.

Quanex believes that the presented non-GAAP measures provide a consistent basis for comparison between periods and will assist investors in understanding the Company’s financial performance when comparing results to other investment opportunities.  The presented non-GAAP measures may not be the same as those used by other companies. Quanex does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with U.S. GAAP.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the following: impacts from public health issues (including pandemics) on the economy and the demand for Quanex’s products, timing estimates or any other expectations related to the acquisition of Tyman, the Company’s future operating results, future financial condition, future uses of cash and other expenditures, expenses and tax rates, expectations relating to Quanex’s industry, and the Company’s future growth, including any guidance discussed in this press release. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, and the Company’s Quarterly Reports on Form 10-Q under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three Months Ended January 31,
	2025	2024

Net sales	$400,044	$239,155
Cost of sales	307,728	187,723
Selling, general and administrative	66,650	32,363
Restructuring charges	7,904	-
Depreciation and amortization	24,740	11,152
Operating income	(6,978)	7,917
Interest expense	(14,186)	(1,068)
Other, net	1,229	1,042
(Loss) income before income taxes	(19,935)	7,891
Income tax benefit (expense)	5,050	(1,642)
Net (loss) income	$(14,885)	$6,249

(Loss) earnings per common share, basic	$(0.32)	$0.19
(Loss) earnings per common share, diluted	$(0.32)	$0.19

Weighted average common shares outstanding:
Basic	47,015	32,825
Diluted	47,015	33,043

Cash dividends per share	$0.08	$0.08

QUANEX BUILDING PRODUCTS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	January 31, 2025	October 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$49,982	$97,744
Restricted Cash	5,486	5,251
Accounts receivable, net	164,347	197,689
Inventories	280,580	275,550
Income taxes receivable	5,283	5,937
Prepaid and other current assets	41,943	29,097
Total current assets	547,621	611,268
Property, plant and equipment, net	391,118	402,466
Operating lease right-of-use assets	125,002	126,715
Deferred tax assets	3,709	3,845
Goodwill	569,688	574,711
Intangible assets, net	580,081	597,909
Other assets	3,270	2,874
Total assets	$2,220,489	$2,319,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$108,374	$124,404
Accrued liabilities	81,302	103,623
Income taxes payable	-	6,620
Current maturities of long-term debt	25,827	25,745
Current operating lease liabilities	13,275	12,475
Total current liabilities	228,778	272,867
Long-term debt	725,231	737,198
Noncurrent operating lease liabilities	115,517	117,560
Deferred income taxes	162,846	162,304
Other liabilities	16,001	19,113
Total liabilities	1,248,373	1,309,042
Stockholders’ equity:
Common stock	512	513
Additional paid-in-capital	697,358	701,008
Retained earnings	411,708	430,405
Accumulated other comprehensive loss	(62,379)	(46,428)
Treasury stock at cost	(75,083)	(74,752)
Total stockholders’ equity	972,116	1,010,746
Total liabilities and stockholders' equity	$2,220,489	$2,319,788

QUANEX BUILDING PRODUCTS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (In thousands) (Unaudited)

`	Three Months Ended January 31,
	2025	2024
Operating activities:
Net (loss) income	$(14,885)	$6,249
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,740	11,152
Stock-based compensation	902	583
Deferred income tax	2,851	1,136
Other, net	6,173	1,790
Changes in assets and liabilities:
Decrease in accounts receivable	30,330	18,147
Increase in inventory	(8,602)	(8,756)
Increase in other current assets	(8,985)	(1,680)
Decrease in accounts payable	(16,548)	(19,044)
Decrease in accrued liabilities	(22,558)	(7,181)
(Decrease) increase in income taxes receivable	(5,087)	264
(Decrease) increase in other long-term liabilities	(247)	852
Other, net	(594)	342
Cash (used for) provided by operating activities	(12,510)	3,854
Investing activities:
Business acquisition
Capital expenditures	(11,624)	(9,580)
Proceeds from disposition of capital assets	169	31
Cash used for investing activities	(11,455)	(9,549)
Financing activities:
Borrowings under credit facilities	45,000	-
Repayments of credit facility borrowings	(56,250)	(5,000)
Repayments of other long-term debt	(2,026)	(679)
Common stock dividends paid	(3,812)	(2,645)
Issuance of common stock	214	400
Payroll tax paid to settle shares forfeited upon vesting of stock	(1,400)	(1,193)
Purchase of treasury stock	(3,698)	-
Cash used for financing activities	(21,972)	(9,117)
Effect of exchange rate changes on cash and cash equivalents	(1,590)	760
Increase in cash, cash equivalents and restricted cash	(47,527)	(14,052)
Cash, cash equivalents and restricted cash at beginning of period	102,995	58,474
Cash, cash equivalents and restricted cash at end of period	$55,468	$44,422

QUANEX BUILDING PRODUCTS CORPORATION FREE CASH FLOW AND NET DEBT RECONCILIATION (In thousands) (Unaudited)

The following table reconciles the Company's calculation of Free Cash Flow, a non-GAAP measure, to its most directly comparable GAAP measure. The Company defines Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended January 31,
	2025	2024
Cash (used for) provided by operating activities	($12,510)	$3,854
Capital expenditures	(11,624)	(9,580)
Free Cash Flow	($24,134)	($5,726)

The following table reconciles the Company's Net Debt which is defined as total debt principal of the Company plus finance lease obligations minus cash.

	As of January 31,
	2025	2024
Term loan facility	$487,500	$0
Revolving credit facility	217,500	$10,000
Finance lease obligations(1)	59,306	55,211
Total debt(2)	764,306	65,211
Less: Cash and cash equivalents	49,982	44,422
Net Debt	$714,324	$20,789

(1) Includes $55.1 million and $51.7 million in real estate lease liabilities considered finance leases under U.S. GAAP as of January 31, 2025 and 2024, respectively.
(2) Excludes outstanding letters of credit.

QUANEX BUILDING PRODUCTS CORPORATION NON-GAAP FINANCIAL MEASURE DISCLOSURE LAST TWELVE MONTHS ADJUSTED EBITDA RECONCILIATION (In thousands, except per share data) (Unaudited)

Reconciliation of Last Twelve Months Adjusted EBITDA	Three Months Ended January 31, 2025	Three Months Ended October 31, 2024	Three Months Ended July 31, 2024	Three Months Ended April 30, 2024	Total
	Reconciliation	Reconciliation	Reconciliation	Reconciliation	Reconciliation
Net (loss) income as reported	$(14,885)	$(13,917)	$25,350	$15,377	$11,925
Income tax (benefit) expense	(5,050)	(3,621)	6,688	4,314	2,331
Other, net	(1,229)	2,671	(9,474)	(4)	(8,036)
Interest expense	14,186	17,697	878	950	33,711
Depreciation and amortization	24,740	27,329	10,953	10,894	73,916
EBITDA	17,762	30,159	34,395	31,531	113,847
Cost of sales (1)	-	887	1,507	631	3,025
Selling, general and administrative (1),(2),(3)	12,876	50,004	6,133	7,862	76,875
Restructuring charges (4)	7,904	-	-	-	7,904
Adjusted EBITDA	$38,542	$81,050	$42,035	$40,024	$201,651

(1) Expense (gain) related to plant closure.
(2) Transaction, advisory fees, and reorganization costs.
(3) Amortization of step-up for purchase price adjustments on inventory.
(4) Restructuring charges related to severance and disposal of software.

QUANEX BUILDING PRODUCTS CORPORATION NON-GAAP FINANCIAL MEASURE DISCLOSURE (In thousands, except per share data) (Unaudited)

Reconciliation of Adjusted Net Income and Adjusted EPS	Three Months Ended January 31, 2025			Three Months Ended January 31, 2024
	Net Income	Diluted EPS		Net Income	Diluted EPS
Net (loss) income as reported	$(14,885)	$(0.32)		$6,249	$0.19
Net (loss) income reconciling items from below	23,847	$0.51		2,121	$0.06
Adjusted net income and adjusted EPS	$8,962	$0.19		$8,370	$0.25

Reconciliation of Adjusted EBITDA	Three Months Ended January 31, 2025			Three Months Ended January 31, 2024
	Reconciliation			Reconciliation
Net (loss) income as reported	$(14,885)			$6,249
Income tax (benefit) expense	(5,050)			1,642
Other, net	(1,229)			(1,042)
Interest expense	14,186			1,068
Depreciation and amortization	24,740			11,152
EBITDA	17,762			19,069
EBITDA reconciling items from below	20,780			205
Adjusted EBITDA	$38,542			$19,274

Reconciling Items	Three Months Ended January 31, 2025			Three Months Ended January 31, 2024
	Income Statement	Reconciling Items		Income Statement	Reconciling Items
Net sales	$400,044	$-		$239,155	$-
Cost of sales	307,728	-		187,723	-
Selling, general and administrative	66,650	(12,876)	(1),(2)	32,363	(205)	(2)
Restructuring charges	7,904	(7,904)	(3)	-	-
EBITDA	17,762	20,780		19,069	205
Depreciation and amortization	24,740	(10,650)	(4)	11,152	(3,229)	(4)
Operating income	(6,978)	31,430		7,917	3,434
Interest expense	(14,186)	-		(1,068)	-
Other, net	1,229	(172)	(5)	1,042	(755)	(5)
(Loss) Income before income taxes	(19,935)	31,258		7,891	2,679
Income tax benefit (expense)	5,050	(7,411)	(6)	(1,642)	(558)	(6)
Net (loss) income	$(14,885)	$23,847		$6,249	$2,121

Diluted (loss) earnings per share	$(0.32)			$0.19

(1) Amortization of step-up for purchase price adjustments on inventory.
(2) Transaction, advisory fees, and reorganization costs.
(3) Restructuring charges related to severance and disposal of software.
(4) Amortization expense related to intangible assets.
(5) Pension settlement refund and foreign currency transaction losses (gains).
(6) Tax impact of net income reconciling items.

QUANEX BUILDING PRODUCTS CORPORATION SELECTED SEGMENT DATA (In thousands) (Unaudited)

This table provides gross margin, operating income (loss), EBITDA, and Adjusted EBITDA by reportable segment. Non-operating expense and income tax expense are not allocated to the reportable segments.
	NA Fenestration	EU Fenestration	NA Cabinet Components	Tyman	Unallocated Corp & Other	Total
Three months ended January 31, 2025
Net sales	$134,333	$48,471	$43,810	$175,676	$(2,246)	$400,044
Cost of sales	106,567	30,638	39,415	132,796	(1,688)	307,728
Gross Margin	27,766	17,833	4,395	42,880	(558)	92,316
Gross Margin %	20.7%	36.8%	10.0%	24.4%		23.1%
Selling, general and administrative(1)	16,133	7,920	5,268	34,378	2,951	66,650
Restructuring charges	-	-	-	7,904	-	7,904
Depreciation and amortization	4,779	2,610	3,009	14,263	79	24,740
Operating income (loss)	6,854	7,303	(3,882)	(13,665)	(3,588)	(6,978)
Depreciation and amortization	4,779	2,610	3,009	14,263	79	24,740
EBITDA	11,633	9,913	(873)	598	(3,509)	17,762
Expense related to plant closure (Cost of sales)	-	-	-	-	-	-
Net gain related to plant closure (SG&A)	-	-	-	-	-	-
Amortization of step-up for purchase price adjustments on inventory	-	-	-	9,007	-	9,007
Transaction, advisory fees, and reorganization costs	-	-	-	1,469	2,400	3,869
Restructuring charges related to severance and disposal of software				7,904	-	7,904
Adjusted EBITDA	$11,633	$9,913	$(873)	$18,978	$(1,109)	$38,542
Adjusted EBITDA Margin %	8.7%	20.5%	-2.0%	10.8%		9.6%

Three months ended January 31, 2024
Net sales	$147,995	$49,437	$43,137	$-	$(1,414)	$239,155
Cost of sales	118,368	31,703	38,743	-	(1,091)	187,723
Gross Margin	29,627	17,734	4,394	-	(323)	51,432
Gross Margin %	20.0%	35.9%	10.2%			21.5%
Selling, general and administrative(1)	15,910	7,745	5,126	-	3,582	32,363
Depreciation and amortization	5,475	2,558	3,065	-	54	11,152
Operating income (loss)	8,242	7,431	(3,797)	-	(3,959)	7,917
Depreciation and amortization	5,475	2,558	3,065	-	54	11,152
EBITDA	13,717	9,989	(732)	-	(3,905)	19,069
Transaction and advisory fees	-	-	-	-	205	205
Adjusted EBITDA	$13,717	$9,989	$(732)	$-	$(3,700)	$19,274
Adjusted EBITDA Margin %	9.3%	20.2%	-1.7%			8.1%

(1) Includes stock-based compensation expense of $1.2 million and $2.6 million as of January 31, 2025 and January 31, 2024, respectively.

QUANEX BUILDING PRODUCTS CORPORATION SALES ANALYSIS (In thousands) (Unaudited)

	Three Months Ended January 31,
	2025	2024

NA Fenestration:
United States - fenestration	$100,429	$111,634
International - fenestration	5,859	6,144
United States - non-fenestration	23,205	25,791
International - non-fenestration	4,840	4,426
	$134,333	$147,995
EU Fenestration:(1)
International - fenestration	$42,056	$41,751
International - non-fenestration	6,415	7,686
	$48,471	$49,437
NA Cabinet Components:
United States - fenestration	$3,452	$3,675
United States - non-fenestration	40,063	39,179
International - non-fenestration	295	283
	$43,810	$43,137
Tyman:
United States - fenestration	$105,591	$-
International - fenestration	69,282	-
United States - non-fenestration	785	-
International - non-fenestration	18	-
	$175,676	$-

Unallocated Corporate & Other:
Eliminations	$(2,246)	$(1,414)
	$(2,246)	$(1,414)

Net Sales	$400,044	$239,155

(1) Reflects a decrease of $0.9 million in revenue associated with foreign currency exchange rate impacts for the three months ended January 31, 2025.